EXHIBIT 99.1

                                  Press Release


                      SALE OF MOTO GUZZI TO APRILIA S.P.A.


         Noale (Venice), 14th April '00 - Today an agreement was signed at Noale by Messrs Beggio (President of Aprilia S.p.A) and Bulgari (Board Member of Moto Guzzi Corporation) for the acquisition by Aprilia S.p.A. of Moto Guzzi S.p.A. and the three commercial companies Moto Guzzi France S.a.r.l., MGI Motorcycle GmbH and Moto Guzzi North America Inc. which are all owned by Moto Guzzi Corporation.


The purchase price including the assumption of debt is equivalent to 132 billion Lire. The agreement is subject to the approval of Moto Guzzi Corporation shareholders. The majority shareholder O.A.M. S.p.A. (a subsidiary of Trident
Rowan Group) has already signalled its intention to vote in favour of the agreement at the shareholders meeting.

In addition the parties have agreed that Aprilia will be involved in the management of the four Subsidiaries as from 1 May 2000. Gianni Bulgari will become for a transition period the President of Moto Guzzi S.p.A. and his appointment will take place in the next few days.

" We are delighted to see Moto Guzzi pass into the hands of Aprilia as we are convinced that this will ensure a continued turnaround of the Company", said Mark Hauser Chairman and Chief Executive of Moto Guzzi Corporation.

"We have recently brought an important new product - the V11 Sport - to the market and it is enjoying considerable success. We had, however, reached the conclusion that further major investments are needed and that a company such as Aprilia was ideally placed to implement such a programme."

"We have worked with determination" said Ivano Beggio, President of Aprilia S.p.A., "to return into Italian hands a brand of great tradition that has contributed to motorcycling history. The agreement that we have reached gives me particular satisfaction and the objective of realising the full potential of the "Eagle" brand of Mandello Lario represents a new challenge that I am looking forward to. We want to construct a national motorcycle grouping combining tradition and strong innovative capacities which will be internationally competitive".

"Moto Guzzi," explained President Beggio ,"will continue to be based at its historical site at Mandello and the products will maintain all the sought after characteristics that have made them famous, while at the same time taking advantage of Aprilia's technological and R&D capabilities. It is our intention to commit all of the know-how and financial resources that will be necessary for the success of this project".

Moto Guzzi was advised by Banca IMI, lead by Dr. Christopher Wigley and Aprilia was advised by Caretti & Associati lead by Dr. Francesco Caretti.